As filed with the Securities and Exchange Commission on May 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Second Sight Medical Products, Inc.

(Exact name of registrant as specified in its charter)

California	02-0692322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12744 San Fernando Road, Building 3

Sylmar, California 91342

(818) 833-5000

(Address of Principal Executive Offices, including Zip Code)

Second Sight Medical Products 2011 Equity Incentive Plan

2015 Employee Stock Purchase Plan

2014 Executive Officer Option Agreement

(Full title of the plans)

Robert J. Greenberg M.D., Ph.D.

Chief Executive Officer

Second Sight Medical Products, Inc.

12744 San Fernando Road, Building 3

Sylmar, California 91342

(Name and address of agent for service)

(818) 833-5000

(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, no par value per share:
—Options outstanding under the 2011 Equity Incentive Plan, as amended	3,022,377	(2)	$6.44	(6)	$19,464,108	(6)	$2,262
—To be issued under the 2011 Equity Incentive Plan, as amended	2,268,562	(3)	$11.70	(7)	$26,542,175	(7)	$3,084
—Shares issued under the 2011 Equity Incentive Plan registered for re-sale	121,088		$11.70	(7)	$1,416,730	(7)	$165
—Shares available for issuance under the 2015 Employee Stock Purchase Plan	250,000	(4)	$11.70	(7)	$2,925,000	(7)	$340
—Shares to be issued for options granted, under 2014 Executive Officer Option Agreement	125,000	(5)	$4.25		$531,250		$62
Total	5,787,027				$50,879,263		$5,913

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Second Sight Medical Products, Inc. (the “Company”) common stock that become issuable under the Company’s 2011 Equity Incentive Plan, as amended (“2011 Plan”) the 2014 Executive Officer Option Agreement (“January 2014 Plan”), and the 2015 Employee Stock Purchase Plan ("ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the Company’s receipt of consideration that increases the number of the Company’s outstanding shares of common stock.

(2)    Represents shares subject to outstanding granted option awards.

(3)    Represents shares reserved for issuance pursuant to future awards under the 2011 Plan.

(4)    Represents 250,000 shares of common stock reserved for issuance pursuant to future awards under the ESPP.

(5)    Represents 125,000 shares reserved for issuance to Robert J. Greenberg under the January 2014 Plan.

(6)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”), and based upon the weighted average exercise price per share for outstanding stock option awards under the 2011 Plan.

(7)   Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $11.70, which represents the average of the high and low price per share of the Company’s common stock on May 13, 2015 as reported on the NASDAQ Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of this Form S-8 to individuals who participate in our 2011 Equity Incentive Plan, the January 2014 Plan and our 2015 Employee Stock Purchase Plan.

This registration statement relates to a maximum of 5,787,027 shares of common stock of our company issuable upon the exercise of options to acquire up to (i) 5,290,939 shares of common stock, that may granted under our 2011 Equity Incentive Plan, (ii) 121,088 shares issued under the 2011 Plan, (iii) 125,000 shares issuable upon exercise of options granted under the January 2014 Plan and up to (iv) 250,000 shares of common stock, subject to periodic increase, that may be acquired pursuant to our 2015 Employee Stock Purchase Plan.

Item 2. Company Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to the Corporate Secretary, Second Sight Medical Products, Inc., 12744 San Fernando Road, Building 3, Sylmar, California 91342, or at (818) 833-5000.

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REOFFER PROSPECTUS

Second Sight Medical Products, Inc.
12744 San Fernando Road, Building 3
Sylmar, California 91342
(818) 833-5000

5,787,027 Shares of Common Stock

Up to an aggregate of 5,787,027 shares of common stock, no par value per share (the "Common Stock"), of Second Sight Medical Products, Inc., a California corporation (the "Company", “we”, “us” or "Second Sight Medical Products"), may be offered and sold from time to time by the selling stockholders of the Company identified in this reoffer prospectus. See "Selling Stockholders" beginning on page 23. The Company's common stock is traded on the Nasdaq Capital Market under the symbol “EYES." We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with this registration statement and offering and not borne by the Selling Stockholders will be borne by us.

The shares of Common Stock are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the Common Stock under the Securities Act to allow future sales by the Selling Stockholders. To the knowledge of the Company, no Selling Stockholders have any arrangement with any brokerage firm for the sale of the Common Stock. The Selling Stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of the Common Stock by the Selling Stockholders and any commissions or discounts received by brokers or dealers in connection with the sale of the Common Stock may be deemed to be underwriting compensation under the Securities Act.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6

BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The date of this reoffer prospectus is May 15, 2015.

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FORWARD-LOOKING STATEMENTS

Our disclosure in this reoffer prospectus contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "could," "should" and other words and terms of similar meaning. These statements may be found under the sections entitled “Risk Factors” as well as in this prospectus generally. These include statements, among others, relating to our planned future actions, our research and development plans, our prospective products or product approvals, future performance or results of anticipated products, applications, customers, technologies our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our limited cash and a history of losses,
•	our future financial and operating results and our ability to achieve profitability,
•	our limited experience in marketing our product at a sustainable commercial level and need to expand our domestic and international marketing programs,
•	emerging competition and rapidly advancing technology or alternative therapies and treatments for persons suffering from blindness,
•	customer demand for the products we develop, effective pricing and obtaining reimbursement under government and private insurance programs,

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•	our ability to secure additional FDA and CE Mark or other government approvals and certifications for treating AMD or other indications,
•	our need to conduct and pay for additional clinical trials to determine efficacy of the Argus II System in treating patients with AMD and for new products that we are planning on developing especially the Orion I product,
•	our ability to obtain adequate government and private party insurance reimbursements for our products domestically and in foreign markets,
•	the impact of competitive or alternative products, technologies and pricing,
•	general economic conditions and events and the impact they may have on us and our potential customers,
•	the adequacy of protections afforded to us by the patents that we own and license and the cost to us of maintaining, enforcing and defending those patents and licenses,
•	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property,
•	our exposure to and ability to defend third-party claims and challenges to our patents, licenses and other intellectual property rights,
•	our ability to obtain adequate financing in the future,
•	our ability to continue as a going concern,
•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business,
•	the timing and success of our plan of commercialization,
•	the effects of market conditions on our stock price and operating results,
•	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance,
•	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and United States export regulations,
•	our exposure to foreign currency fluctuations with regard to our European and other international operations
•	the attraction and retention of qualified employees and key personnel, and
•	other factors discussed in the “Risk Factors” section of this prospectus.

Forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of these and other various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, we cannot assure you that the forward-looking statements contained in this prospectus will in fact occur.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by federal securities laws.. You are advised to consult any further disclosures we make in our reports to the Securities and Exchange Commission including our reports on forms 10-Q, 8-K and 10-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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THE COMPANY

We are a medical device company that develops, manufactures and markets implantable visual prosthetics to restore some functional vision to blind patients. Our current product, the Argus® II System, treats outer retinal degenerations, such as retinitis pigmentosa, which we refer to as RP in this prospectus. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. The Argus II System is the only retinal prosthesis approved in the United States by the Food and Drug Administration, or FDA, and the first approved retinal prosthesis in the world. By restoring some functional vision in patients who otherwise have total sight loss, the Argus II System can provide benefits which include,

•     improving patients’ orientation and mobility, such as locating doors and windows, avoiding obstacles, and seeing the lines of a crosswalk,

•     allowing patients to feel more connected with people in their surroundings, such as seeing when someone is approaching or moving away,

•     providing patients with enjoyment from being “visual” again, such as locating the moon, tracking groups of players as they move around a field, and watching the moving streams of lights from fireworks, and

•     improving patients’ well-being and ability to perform activities of daily living.

The Argus II System provides an artificial form of vision that differs from the vision that normally sighted people have. It does not restore normal vision and it does not slow or reverse the progression of the disease. Results vary among patients. While the majority of patients receive a benefit from the Argus II, some patients report receiving little or no benefit.

As with substantially all implantable medical devices, there are risks for Argus II patients associated with the surgery necessary to implant the device and with the long-term implantation and use of the device. Most side effects, such as eye pain, inflammation and eye redness, are minor in that they resolve on their own or with medication. Since patients with Argus II implants have relatively little to no residual vision, the risk of adverse events in terms of loss of remaining vision is minimal. However, some events, such as low eye pressure or thinning of the tissue over the implant, can require surgery to treat. Adverse events are typically treatable with standard ophthalmic practices and have not prevented continued use of the system.

Our Argus II System employs electrical stimulation to bypass defunct photoreceptor cells and to stimulate remaining viable retinal cells, inducing light and visual perception in blind individuals. The Argus II System works by converting video images captured by a miniature camera housed in a patient’s glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes that are implanted on the surface of the retina. These pulses are intended to stimulate the retina’s remaining cells, resulting in a corresponding perception of patterns of light in the brain. Following the implant surgery patients learn to interpret these visual patterns thereby regaining some functional vision, allowing them to detect shapes of people and objects in their surroundings.

RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations. An investment in our common stock is speculative and involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below and the other risk factors set forth in our periodic and other filings with the SEC, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, together with the other information included in this prospectus.

If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

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Risks Related to Our Dependence on the ARGUS II System

We depend on the success of our first commercial product, the Argus II System, which received European market clearance (CE Mark) in February 2011 and FDA approval in February 2013, in the United States for RP; and on the regulatory approval of our current product and a new device under development, the Orion I visual prosthesis (a modified version of the Argus II System), to treat other diseases causing blindness, in the US and other countries, which may never occur.

Our future success depends upon building a commercial operation in the US and expanding growth in Europe as well as entering additional markets to commercialize our Argus II System for both RP and AMD. We believe our expanded growth will depend on the further development, regulatory approval and commercialization of the Orion I product, which we anticipate can be used by nearly all profoundly blind individuals. If we fail to expand the use of the Argus II System in a timely manner for other forms of retinal degeneration in addition to RP, or to develop the Orion I product and penetrate the available markets which those applications are intended to serve, we may not be able to expand our markets or to grow our revenue, our stock values could decline and investors may lose money.

Our revenue from sales of Argus II System is dependent upon the pricing and reimbursement guidelines adopted in each country and if pricing and reimbursement levels are inadequate to achieve profitability our operations will suffer.

Our financial success is dependent on our ability to price our products in a manner acceptable to government and private payers while still maintaining our profit margins. Numerous factors that may be beyond our control may ultimately impact our pricing of Argus II System and determine whether we are able to obtain reimbursement or reimbursement at adequate levels from governmental programs and private insurance. If we are unable to obtain reimbursement or our product is not adequately reimbursed, we will experience reduced sales, our revenues likely will be adversely affected, and we may not become profitable.

Obtaining reimbursement approvals is time consuming, requires substantial management attention, and is expensive. Our business will be materially adversely affected if we do not receive approval for reimbursement of the Argus II System under government programs and from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare Administrative Contractor level or by fiscal intermediaries in the US and by regional, or national funding agencies in Europe. Our business could be materially adversely affected if the Medicare program, local Medicare Administrative Contractors or fiscal intermediaries were to make such a determination and deny, restrict or limit the reimbursement of Argus II System. Similarly in Europe these governmental and other agencies could deny, restrict or limit the reimbursement of Argus II System at the hospital, regional or national level. Our business also could be adversely affected if retinal specialists and the facilities within which they operate are not adequately reimbursed by Medicare and other funding agencies for the cost of the procedure in which they implant the Argus II System on a basis satisfactory to the administering retinal specialists and their facilities. If the local contractors that administer the Medicare program and other funding agencies are slow to reimburse retinal specialists or provider facilities for the Argus II System, the retinal specialists may delay their payments to us, which would adversely affect our working capital requirements. Also if the funding agencies delay reimbursement payments to the hospitals, any increase to their working capital requirements could reduce their willingness to treat blind patients who wish to have our devices implanted. If reimbursement for our products is unavailable, limited in scope or amount, or if pricing is set at unsatisfactory levels, our business will be materially harmed.

Our commercial and financial success depends on the Argus II System being accepted in the market, and if not achieved will result in our not being able to generate revenues to support our operations.

Even if we are able to obtain favorable reimbursement within the markets that we serve, commercial success of our products will depend, among other things, on their acceptance by retinal specialists, ophthalmologists, general practitioners, low vision therapists and mobility experts, hospital purchasing and controlling departments, patients, and other members of the medical community. The degree of market acceptance of any of our product candidates will depend on factors that include:

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•	cost of treatment,
•	pricing and availability of future alternative products,
•	the extent of available third-party coverage or reimbursement,
•	perceived efficacy of Argus II System relative to other future products and medical solutions, and
•	prevalence and severity of adverse side effects associated with treatment.

The activities of competitive medical device companies, or others, may limit Argus II System’s revenue.

Our commercial opportunities for Argus II System may be reduced if our competitors develop or market products that are more effective, are better tolerated, receive better reimbursement terms, are more accepted by physicians, have better distribution channels, or are less costly.

Currently, to our knowledge, no other medical devices comparable to the Argus II System have been approved by regulatory agencies, both in the US and Europe, to restore some functional vision in persons who have become blind due to RP. Other visual prosthesis companies such as Retina Implant AG and Pixium Vision, both based in Europe, are developing retinal implant technologies to partially restore some vision in blind patients. Retina Implant has obtained a CE mark for its Alpha IMS product but has not yet placed its product into general commercial sales to our knowledge, and to our knowledge neither Retina Implant nor Pixium has filed for market approval with the FDA, nor to our knowledge has either company obtained an Investigational Device Exemption to begin the required clinical trials in the US. These competitive therapies if or when developed or brought to market may result in pricing and market access pressure even if Argus II System is otherwise viewed as a preferable therapy.

Many privately and publicly funded universities and other organizations are engaged in research and development of potentially competitive products and therapies, such as stem cell and gene therapies, some of which may target RP and other indications as our product candidates. These organizations include pharmaceutical companies, biotechnology companies, public and private universities, hospital centers, government agencies and research organizations. Our competitors include large and small medical device and biotechnology companies that may have significant access to capital resources, competitive product pipelines, substantial research and development staffs and facilities, and substantial experience in medical device development.

We may face substantial competition in the future and may not be able to keep pace with the rapid technological changes which may result from others discovering, developing or commercializing products before or more successfully than we do.

In general the development and commercialization of new medical devices is highly competitive and is characterized by extensive research and development and rapid technological change. Our customers consider many factors including product reliability, clinical outcomes, product availability, inventory consignment, and price and product services provided by the manufacturer. Market share can shift as a result of technological innovation and other business factors. We believe these risk factors are partially mitigated by the Argus II System being the sole product that is currently available for commercial implantation in the US and Europe. Major shifts in industry market share have occurred in connection with product problems, physician advisories and safety alerts, reflecting the importance of product quality in the medical device industry, and any quality problems with our processes, goods and services could harm our reputation for producing high-quality products and would erode our competitive advantage, sales and market share. Our competitors may develop products or other novel technologies that are more effective, safer or less costly than any that we are developing and if those products gain market acceptance our revenue and financial results could be adversely affected.

If we fail to develop new products or enhance existing products, our leadership in the markets we serve could erode, and our business, financial condition and results of operations may be adversely affected.

Risks Related to Our Business and Industry

We have incurred operating losses since inception and expect to continue to incur losses for the foreseeable future.

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We have had a history of operating losses and we expect that operating losses will continue into the near term. Although we have had sales of the Argus II product, these limited sales have not been sufficient to cover our operating expenses. Our ability to generate positive cash flow will also hinge on our ability to correctly price our product to our markets, expand the use of the Argus II System, develop the Orion I visual prosthesis and obtain government and private insurance reimbursement. As of March 31, 2015 we have total stockholders’ equity of $30,459,135 and an accumulated deficit of $(157,620,305). We cannot assure you that we will be profitable even if we successfully commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

We may be unable to continue as a going concern if we do not successfully raise additional capital or if we fail to generate sufficient revenue from operations.

Primarily as a result of our limited revenue, history of losses to date and our lack of liquidity, there is uncertainty as to our ability to continue as a going concern. If we are unable to raise additional capital or if we are unable to generate sufficient revenue from our operations, we may not stay in business. We have no committed sources of capital and there is no assurance that additional financing will be available when needed on terms that are acceptable, if at all. These circumstances may discourage some investors from purchasing our stock, lending us money, or from providing alternative forms of financing. The failure to satisfy our capital requirements would adversely affect our business, financial condition, results of operations and prospects. Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to continue operations. Even if we take these actions, they may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

We derive a significant portion of our revenues from Europe, and we anticipate that revenue from Europe and other countries outside the US will increase. Accordingly, our operations are subject to risks associated with doing business internationally, including:

•	currency exchange variations,
•	extended collection timelines for accounts receivable,
•	greater working capital requirements,
•	multiple legal systems and unexpected changes in legal and regulatory requirements,
•	the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements,
•	political changes in the foreign governments impacting health policy and trade,
•	tariffs, export restrictions, trade barriers and other regulatory or contractual limitations that could impact our ability to sell or develop our products in certain foreign markets,
•	trade laws and business practices favoring local competition, and
•	adverse economic conditions, including the stability and solvency of business financial markets, financial institutions and sovereign nations and the healthcare expenditure of domestic or foreign nations.

The realization of any of these or other risks associated with operating in Europe or other non-U.S. countries could have a material adverse effect on our business, results of operations or financial condition.

We are subject to stringent domestic and foreign medical device regulation and any unfavorable regulatory action may materially and adversely affect our financial condition and business operations.

Our products, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces our compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution, and the safety and effectiveness of our medical devices. The process of obtaining marketing approval or clearance from the FDA and comparable foreign bodies for new products, or for enhancements, expansion of the indications or modifications to existing products, could:

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•	take a significant, indeterminate amount of time,
•	require the expenditure of substantial resources,
•	involve rigorous pre-clinical and clinical testing, and possibly post-market surveillance,
•	involve modifications, repairs or replacements of our products,
•	require design changes of our products,
•	result in limitations on the indicated uses of our products, and
•	result in our never being granted the regulatory approval we seek.

Any of these occurrences that we might experience will cause our operations to suffer, harm our competitive standing and result in further losses that adversely affect our financial condition.

We have ongoing responsibilities under FDA and international regulations, both before and after a product is commercially released. For example, we are required to comply with the FDA’s Quality System Regulation (QSR), which mandates that manufacturers of medical devices adhere to certain quality assurance requirements pertaining among other things to validation of manufacturing processes, controls for purchasing product components, and documentation practices. As another example, the Medical Device Reporting regulation requires us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize such medical devices, order a recall, repair, replacement, or refund of such devices, or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA has been increasing its scrutiny of the medical device industry and the government is expected to continue to scrutinize the industry closely with inspections and possibly enforcement actions by the FDA or other agencies. Additionally, the FDA may restrict manufacturing and impose other operating restrictions, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against our officers, employees, or us. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on our financial condition and results of operations.

The number of preclinical and clinical tests that will be required for regulatory approval varies depending on the disease or condition to be treated, the jurisdiction in which we are seeking approval and the regulations applicable to that particular medical device. Regulatory agencies, including those in the US, Canada, Europe and other countries where medical devices are regulated, can delay, limit or deny approval of a product for many reasons. For example,

•	a medical device may not be safe or effective,
•	regulatory agencies may interpret data from preclinical and clinical testing differently than we do,
•	regulatory agencies may not approve our manufacturing processes,
•	regulatory agencies may conclude that our device does not meet quality standards for durability, long-term reliability, biocompatibility, electromagnetic compatibility, electrical safety, and
•	regulatory agencies may change their approval policies or adopt new regulations.

The FDA may make requests or suggestions regarding conduct of our clinical trials, resulting in an increased risk of difficulties or delays in obtaining regulatory approval in the US. Any of these occurrences could prove materially harmful to our operations and business.

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We are also subject to stringent government regulation in European and other foreign countries, which could delay or prevent our ability to sell our products in those jurisdictions.

We intend to pursue market authorizations for the Argus II System and other product candidates in additional jurisdictions. For us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. The approval procedure varies among countries and jurisdictions and can involve additional testing and the time and costs required to obtain approval may differ from that required to obtain an approval by the FDA. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. Violations of foreign laws governing use of medical devices may lead to actions against us by the FDA as well as by foreign authorities. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain all the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain our ISO 13485:2003 certification and CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain the ISO 13485:2003 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in Europe and elsewhere. The failure to obtain these approvals could harm our business materially.

Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.

We, as well as any potential collaborative partners such as distributors, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements is strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

The CE marking regulations are subject to a significant effort to strengthen the regulatory regime for medical devices which, if adopted, will make clearance process more time consuming and costly for us to obtain access to and continue to market within the European markets.

We are subject to an annual audit of compliance with the rules necessary to support our CE Mark. In 2012 the European Commission proposed a new regulatory scheme which is likely to come into effect in 2015 or 2016. It is anticipated that that the proposals which are currently being discussed by the Council of the European Union, will impose significant additional obligations on medical device companies. The Council of the European Union expects that these proposals will be adopted by the end of 2014 or early 2015, and if so the new regulations on medical devices would likely become effective by 2016. Devices with a current CE marking may have to comply with additional, more challenging regulatory obligations, the details of which are not yet clarified. We expect that changes being made to regulations will include stricter requirements for clinical evidence and pre-market assessment of safety and performance, new classifications to indicate risk levels, requirements for third party testing by government accredited groups for some types of medical devices, and tightened and streamlined quality management system assessment procedures. Additionally we anticipate that the new regulations will require clinical evidence as well as analytical performance levels, the details of which are yet to be provided. If the additional provisions proposed by the European Parliament are adopted, this could lead to the involvement of the European Medicines Agency (EMA) in regulation of some types of medical devices, in the qualification and monitoring of notified bodies (NBs), and enhancing the roles of other bodies, including a new Medical Devices Coordination Group (MDCG). The European Parliament’s proposed revisions would impose enhanced competence requirements for NBs and “special notified bodies” (SNBs) for specific categories of devices, such as implantable devices. This could result in stricter conformity assessment procedures. Although the extent of the new regulations is currently uncertain the medical device industry anticipates that there will be significant changes under these initiatives to the regulation of medical devices which will increase the time and costs for obtaining CE marking.

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We have no large scale manufacturing experience, which could limit our growth.

Our limited manufacturing experience may not enable us to make products in the volumes that would be necessary for us to achieve a significant amount of commercial sales. Our product involves new and technologically complex materials and processes and we currently experience low yields on our manufacturing process. As we move from making small quantities of our product for clinical trials to larger quantities for commercial distribution, we must develop new manufacturing techniques and processes that allow us to scale production. We may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, our manufacturing activities have largely been to provide units for clinical testing and limited initial sales of the Argus II System. We may face substantial difficulties in establishing and maintaining manufacturing for our products at a larger commercial scale and those difficulties may impact the quality of our products and adversely affect our ability to increase sales.

Materials necessary to manufacture Argus II may not be available on commercially reasonable terms, or at all, which may delay development, manufacturing and commercialization of our products.

We rely on numerous suppliers to provide materials, components and services necessary to produce the Argus II System and next generation product candidates. Certain suppliers are currently sole source because of our low manufacturing volumes and our need for specialty technical or other engineering expertise. Our suppliers may be unable or unwilling to deliver these materials and services to us timely as needed or on commercially reasonable terms. Should this occur, we would seek to qualify alternative suppliers or develop in-house manufacturing capability, but may be unable to do so. Substantial design or manufacturing process modifications and regulatory approval might be required to facilitate or qualify an alternate supplier. Even where we could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays including delays associated with additional possible FDA review, that impede the commercial production of the Argus II System, reduce gross profit margins and impact our abilities to deliver our products as may be timely required to meet demand.

Any failure or delay in completing clinical trials or studies for new product candidates or next generation of the Argus II System and the expense of those trials could adversely affect our business.

Preclinical studies and clinical trials required to demonstrate the safety and efficacy of incremental changes and obtain indication expansion for the next generation of the Argus II System and for new product candidates are time consuming and expensive. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we have contemplated, or if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for those product candidates, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs also will increase if we experience delays in testing or approvals.

The completion of clinical trials for our product candidates could be delayed because of our inability to manufacture or obtain from third-parties materials sufficient for use in preclinical studies and clinical trials; delays in patient enrollment and variability in the number and types of patients available for clinical trials; difficulty in maintaining contact with patients after treatment, resulting in incomplete data; poor effectiveness of product candidates during clinical trials; unforeseen safety issues or side effects; and governmental or regulatory delays and changes in regulatory requirements and guidelines.

If we incur significant delays in our clinical trials, our competitors may be able to bring their products to market before we do which could result in harming our ability to commercialize our products or potential products. If we experience any of these occurrences our business will be materially harmed.

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To establish our sales and marketing infrastructure, we will need to grow the size of our organization, and we may experience delays or other difficulties in managing this growth.

As our development and commercialization plans and strategies evolve, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Our management team may have to use a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize the Argus II System and our other product candidates and compete effectively will depend, in part, on our ability timely and effectively to manage any future growth and related costs. We may not be able to effectively manage a rapid pace of growth and timely implement improvements to our management infrastructure and control systems.

We may acquire additional businesses or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third-parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may have difficulty in developing, manufacturing and marketing the products of a newly acquired company that enhances the performance of our combined businesses or product lines to realize value from expected synergies. We cannot assure that, following an acquisition, we will achieve the revenues or specific net income that justifies the acquisition.

If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to identify, develop and commercialize new or next generation product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.

We are highly dependent upon Robert J. Greenberg M.D., Ph.D., our President and Chief Executive Officer, and are also dependent on other members of our senior management team including Thomas B Miller our Chief Financial Officer. Our executives have significant ophthalmic, regulatory industry, sales and marketing, operational, and/or corporate finance experience. The loss of any management executive or any other principal member of our management team could impair our ability to identify, develop and market new products or effectively deal with regulatory and reimbursement matters.

Our ability to utilize and benefit from our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2014, we had federal and state of California income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $107,346,000 and $101,807,000, respectively. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until these unused losses expire. However, we may be unable to use these losses to offset taxable income before our unused losses expire at various dates that range from 2023 through 2034 for federal net operating losses and from 2015 through 2034 for state net operating losses. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards to offset its post-change taxable income may be limited. Limitations may also apply to the utilization of other pre-change tax attributes as a result of an ownership change. We have experienced ownership changes in the past. We may experience additional ownership changes in connection with our recent IPO and in the future as a result of shifts in our stock ownership, including shifts in our stock ownership that are outside of our control. As a result, our ability to use our pre-change NOL carryforwards to offset taxable income may be subject to limitations. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited under state tax law. For these reasons, we may not be able to utilize and benefit from a material portion of our NOL carryforwards and other tax attributes.

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We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We intend to adopt policies for compliance with these anti-bribery laws, which often carry substantial penalties. We cannot assure you that our internal control policies and procedures always will protect us from reckless or other inappropriate acts committed by our affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

Risks Related to Intellectual Property and Other Legal Matters

If we or our licensors are unable to protect our/their intellectual property, then our financial condition, results of operations and the value of our technology and products could be adversely affected.

Patents and other proprietary rights are essential to our business and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Our success will depend in part on the ability of our licensors to obtain, maintain (including making periodic filings and payments) and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute or continue to prosecute the patent applications which we have licensed. Even if patents are issued in respect of these patent applications, we or our licensors may fail to maintain these patents, may determine not to pursue litigation against entities that are infringing upon these patents, or may pursue such enforcement less aggressively than we ordinarily would. Without adequate protection for the intellectual property that we own or license, other companies might be able to offer substantially identical products for sale, which could unfavorably affect our competitive business position and harm our business prospects.

Even if issued, patents may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection that we may have for our products.

Litigation or third-party claims of intellectual property infringement or challenges to the validity of our patents would require us to use resources to protect our technology and may prevent or delay our development, regulatory approval or commercialization of improvements in the Argus II System or new product candidates. Further, the validity of some of our patents has been challenged.

Pixium Vision (Pixium) has filed oppositions in the European Patent Office (EPO) challenging the validity of ten European patents owned or exclusively licensed by Second Sight. Two of the patents are owned by Johns Hopkins University (JHU) and exclusively licensed to Second Sight. Eight of the patents are owned by Second Sight. Second Sight was successful in the opposition division in the two JHU cases. However, at the appeal level one of the JHU patents was preserved and one of JHU patents was invalidated. In the third proceeding Pixium was successful in the opposition division, and we have appealed. In the fourth case we were successful in the opposition division. In the fifth proceeding Pixium was successful in the opposition division, and we will appeal. Three of these opposition cases have not reached a hearing in the opposition division. We have successfully opposed one Pixium patent and Pixium has appealed this outcome. The seventh through tenth cases await initial action. These challenges to our patent portfolio, if successful, may affect our ability to block competitors from utilizing this particular intellectual property in Europe, but in our view have no material effect on our ability to make and sell the Argus II System or otherwise have any material effect upon us. Of the six patents contested, two have reached final resolution with no further appeal available within in the EPO. Of the eight remaining patents, none apply to our current product. To our current knowledge, none apply to any competitive product. These patents represent possible improvements that we, or a competitor, may wish to use in the future. Remaining at issue are six out of nearly 300 patents we have to protect our technology. These EPO proceedings involving us and Pixium include:

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•    EP 1061874 Visual Prosthesis — upheld by the opposition and appellate divisions. No further appeal is available in the EPO.

•    EP 1061996 Apparatus for Preferential Outer Retinal Stimulation — upheld by the opposition division, lost in the appellate division. No further appeal is available in the EPO.

•    EP 1171188 Retinal Color Prosthesis for Color Sight Restoration — successfully opposed in the opposition division, pending before the Appellate Division.

•    EP2219728 Electrode Array for Even Neural Pressure Having Multiple Attachment Points — successfully upheld in the Opposition Division.

•    EP1937352 Sub-threshold Stimulation to Precondition Neurons for Supra-threshold Stimulation — successfully opposed in the Opposition Division, pending before the Appellate Division.

•    EP2192949 — Return Electrode for a Flexible Circuit Electrode Array - Return Electrode for a Flexible Circuit Electrode Array - successfully opposed in the Opposition Division, pending appeal

•    EP1949437 — Implantable Microelectronic Device and Method of Manufacture — opposition filed.

•    EP1945835 — Platinum Electrode Surface Coating and Method for Manufacturing the Same — opposition filed.

•    EP2061549 — Package for an Implantable Neural Stimulation Device — opposition filed.

•    EP2155327 – System for Providing Stimulation Inputs to a Visual Prosthesis Implant – opposition filed.

•    EP1986733 (Pixium) — Device with Flexible Multilayer System for Contacting or Electro-stimulation of Living Tissue Cells or Nerves — successfully opposed and significantly narrowed.

If we are the target of claims by third parties asserting that our products or intellectual property infringe upon the rights of others we may be forced to incur substantial expenses or divert substantial employee resources from our business and, if successful, those claims could result in our having to pay substantial damages or prevent us from developing one or more product candidates. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we experience patent infringement claims, or if we elect to avoid potential claims others may be able to assert, we or our collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly. The cost to us of any litigation or other proceeding, regardless of its merit, even if resolved in our favor, could be substantial. Some of our competitors may be able to bear the costs of such litigation or proceedings more effectively than we can because of their having greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may, regardless of their merit, also absorb significant management time and employee resources.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third-parties, we could lose license rights that are important to our business.

We hold exclusive licenses from Johns Hopkins University, Duke University, and the Doheny Eye Institute to intellectual property relating to the Argus II visual prosthesis. These licenses impose various commercialization, milestone payment, profit sharing, insurance and other obligations on us. If we fail to comply with any material obligations, the licensor will have the right to terminate the applicable license, which covers part of the system of the eye implant and thus will be a barrier to manufacture the Argus II System and impair our ability to sell the Argus II. The existing or future patents to which we have rights based on our agreements with Johns Hopkins University, Duke University and the Doheny Eye Institute may be too narrow to prevent third-parties from developing or designing around these patents. Additionally, we may lose our rights to the patents and patent applications we license in the event of a breach or termination of the license agreement. Each license expires with the expiration of the last of the licensed patents. In the case of JHU, the license will expire March 13, 2018. While the JHU agreement includes a patent which is a significant obstacle to our competitors, it is one of many other patents which in our view present material obstacles to our competitors. The DEI license includes ongoing research, making the expiration date indeterminate, but in any event the expiration date is no earlier than August 8, 2033. The total aggregate royalty on both agreements does not exceed 3.25% of Argus II System net sales. All of the patents in the DEI agreement are co-owned with the Doheny Eye Institute. We license the Doheny Eye Institute’s interest in the patents to maintain our exclusive use on that intellectual property. Should the license terminate we retain the right to utilize the intellectual property, but may not be able to prevent others from doing so, in which case we may lose a competitive advantage.

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If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon, among other things, unpatented proprietary technology, processes, trade secrets and know-how. Any involuntary disclosure to or misappropriation by third-parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, potentially eroding our competitive position in our market. We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third-parties. While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, these agreements may not provide meaningful protection for our trade secrets and know-how in the event of unauthorized use or disclosure. To the extent that any of our staff were previously employed by other pharmaceutical, medical technology or biotechnology companies, those employers may allege violations of trade secrets and other similar claims in relation to their medical device development activities for us.

If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.

The strength of our patents involves complex legal and scientific questions and can be uncertain. As of March 1, 2015 we have 308 issued patents and 172 pending patent applications on a worldwide basis. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be too narrow to prevent third-parties from developing or designing around our intellectual property and in that event we may lose competitive advantage and our business may suffer.

Further, the patent applications that we license or have filed may fail to result in issued patents. The claims may need to be amended. Even after amendment, a patent may not issue and in that event we may not obtain the exclusive use of the intellectual property that we seek and may lose competitive advantage which could result in harm to our business.

Third-party claims of intellectual property infringement may prevent or delay our commercialization efforts for Argus II and our development and commercialization activities for other product candidates.

Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to the Argus II System, the medical device industry is characterized by many litigation cases regarding patents and other intellectual property rights. Other parties may in the future allege that our activities infringe their patents or that we are employing their proprietary technology without authorization. We may not have identified all the patents, patent applications or published literature that affect our business either by blocking our ability to commercialize our product, by preventing the patentability of one or more aspects of our products or those of our licensors or by covering the same or similar technologies that may affect our ability to market our product.

In addition, even in the absence of litigation, we may need to obtain licenses from third-parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain future licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

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We may become involved in future lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

The US Patent and Trademark Office may initiate interference proceedings to determine the priority of inventions described in or otherwise affecting our patents and patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the US.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face a risk of product liability claims arising from the prosthesis being inserted into the eye, and it is possible that we may be held liable for eye injuries of patients who receive our product. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of our products. We maintain product liability insurance that covers our clinical trials and commercial sales, our aggregate coverage limit under these insurance policies for an amount of $5,000,000, and while we believe this amount of insurance currently is sufficient to cover our product liability exposure, these limits may not prove adequate to fully cover potential liabilities. In addition, we may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of our products. If the use of our products harm or are alleged to harm people, we may be subject to costly and damaging product liability claims that exceed our policy limits and cause us significant losses that could seriously harm our financial condition or reputation.

CE Marking does not absolve us from strict conformity with all applicable European Union legislation and member state regulation where the product is offered and if we do not adhere to these directives and regulations we may incur fines and other penalties that will prevent or delay market penetration of our products.

The CE (European Conformity) marking is a symbol that manufacturers affix to products to indicate that a product conforms to all relevant EU rules and regulations and that the manufacturer has performed all necessary evaluation procedures. Although the CE mark allows manufacturers to place products on the market and permits free movement of goods, it is not a mark of approval by the EU. The manufacturer and its authorized representative in EU are responsible for all aspects of the product assessment, testing, documentation, declaration of conformity and CE marking, even where a formal processing agent, the notified body, is required, as in the case of non-European based manufacturers. In all cases the manufacturer and representative assume the full responsibility and liability even when using the services of a consultant or test laboratory. Liability is not transferrable to third parties, including the notified body which is required for processing the certification. Generally, there is strict liability applied to medical devices subject to the CE marking by directive 85/374/EEC, and testing and reporting does not change or reduce this liability.

Legislative or regulatory reform of the health care system in the US and foreign jurisdictions may adversely impact our business, operations or financial results.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. In March 2010, the Patient Protection and Affordable Care Act, or PPACA, and a related reconciliation bill were signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the medical device industry and other healthcare related industries by imposing additional costs and changes to business practices.

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Moreover, in some foreign countries, including countries in Europe and Canada, the pricing of approved medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 12 months or longer after the receipt of regulatory approval and product launch. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Our business could be materially harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the U.S and Europe. These reforms could have an adverse effect on our ability to obtain timely regulatory approval for new products and on anticipated revenues from the Argus II System and other product candidates, both of which may affect our overall financial condition.

We may incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance requirements.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NASDAQ, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will be required to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time consuming and costly. These rules and regulations will make it more difficult and more expensive for us to maintain our existing director and officer liability insurance or to obtain similar coverage from an alternative provider.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which could be as long as five years following the completion of this offering. Investors may find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile or may decline.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, we chose to “opt out” of this extended transition period, and as a result, we intend to comply with new or revised accounting standards on the relevant dates that adoption of those standards may be required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish a report by our management on our internal control over financial reporting the year following our first annual report required to be filed with the SEC. The report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

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Risks Relating to Our Financial Results and Need for Financing

Fluctuations in our quarterly operating results and cash flows could adversely affect the price of our common stock.

The revenues we generate and our operating results will be affected by numerous factors such as:

•	the commercial success of the Argus II System,
•	our ability to obtain regulatory approval of the Argus II System in additional jurisdictions,
•	our ability to obtain regulatory approval of the Argus II System for treatment of AMD,
•	the emergence of products that compete with our product candidates,
•	the status of our preclinical and clinical development programs,
•	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs,
•	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements,
•	any intellectual property infringement lawsuits to which we may become a party,
•	regulatory developments affecting our product candidates or those of our competitors, and
•	our ability to obtain reimbursement from government or private payers.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Any quarterly fluctuations in our operating results and cash flows may cause the price of our stock to fluctuate substantially. We believe that, in the near term, quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We will need additional capital to support our growth. Additional capital may be difficult to obtain, restricting our operations and resulting in additional dilution to our stockholders.

We raised net proceeds of approximately $34.2 million from the IPO we completed in November 2014. Our business will require additional capital for implementation of our long term business plan. We believe our cash, cash equivalents and other investments will be sufficient to fund our operations over approximately 18 to 24 months following the IPO. However, the actual amount of funds that we will need for our business development will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

•	the amount of our future operating losses,
•	third party expenses relating to the commercialization of the Argus II System,
•	the need and cost of conducting additional clinical trials of the Argus II System for other applications,
•	the amount of our research and development, including research and development for Orion I visual prosthesis, marketing and general and administrative expenses, and
•	regulatory changes and technological developments in our markets.

As we require additional funds, we may seek to fund our operations through the sale of equity securities, additional debt financing and strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on terms favorable to us or our stockholders. If we raise additional funds by selling shares of our capital stock, the ownership interest of our current stockholders will be diluted. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to cease or reduce further commercialization of the Argus II System, to cease or reduce certain research and development projects, to sell some or all of our technology or assets or business units or to merge all or a portion of our business with another entity.

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Risks Related to the Securities Market and Ownership of Our Common Stock

The price of our common stock may be volatile and the value of your investment could decline.

Medical technology stocks have historically experienced high levels of volatility. The trading price of our common stock may fluctuate substantially. The market price of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose substantially all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include:

•	announcements of new offerings, products, services, therapies, treatments or technologies, commercial relationships, acquisitions or other events by us or our competitors,
•	challenges to our patents and the patents underlying the patents and intellectual property that we license,
•	United States and European approvals or denials of our products,
•	price and volume fluctuations in the overall stock market from time to time,
•	significant volatility in the market price and trading volume of technology companies in general,
•	fluctuations in the trading volume of our shares or the size of our public float,
•	actual or anticipated changes or fluctuations in our results of operations,
•	whether our results of operations meet the expectations of securities analysts or investors,
•	actual or anticipated changes in the expectations of investors or securities analysts,
•	litigation involving us, our industry, or both,
•	regulatory developments in the United States, foreign countries, or both,
•	general economic conditions and trends,
•	major catastrophic events,
•	lockup releases, sales of large blocks of our common stock,
•	departures of key employees, or
•	an adverse impact on the company from any of the other risks cited herein.

In addition, if the market for medical technology stocks or the stock market, in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets, including sales after the “lock-up” period, or the perception that sales might occur, could reduce the price of our common stock and may dilute your voting power and ownership interest in us.

Sales of a substantial number of shares of our common stock in the public market from persons previously subject to lock-up pursuant to our IPO, or the perception that these sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Subject to certain exceptions, our directors, officers and our stockholders beneficially owning 10% or more of our common stock and certain of our consultants have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of MDB Capital Group, our IPO underwriter, for a period of 12 months ending November 18, 2015. Certain of our executives, other employees and consultants have agreed to similar lock-up agreements for a period of six months from the date of the IPO, ending after May 17, 2015. When these lockup periods expire, the locked-up security holders will be able to sell shares in the public market. In addition, the underwriter may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the applicable lock-up period. We disclosed in our prospectus dated November 18, 2014, that Dr. Greenberg, our chief executive officer, may sell up to 100,000 shares of Common Stock between February 15 and April 15, 2015. Dr. Greenberg sold 100,000 shares of Common Stock in the aggregate on March 20 and March 23, 2015. We also disclosed in that prospectus that three of our executives, who have options to purchase 210,000 shares of common stock that expire in September 2015, are subject to the six month lock-up ending May 17, 2015. Dr. Greenberg, who has options to purchase 150,000 shares that were granted under the 2011 Plan, is one of those three executives. Sales of a substantial number of such shares by directors, officers or employees, or the perception that such sales may occur, or early release of lock-ups, could cause our share price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

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Holders of up to approximately 22,898,690 shares of our common stock, and holders of up to 805,000 shares of common stock underlying the underwriter’s warrant, will have rights, subject to some conditions, to require us to file a registration statement covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Certain of our stockholders have the ability to control the outcome of matters submitted for stockholder approval and may have interests that differ from those of our other stockholders.

As of April 7, 2015 our executive officers, key employees, directors and their affiliates beneficially own in the aggregate approximately 65.3% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, may be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a manner that is adverse to your interests. This concentration of voting power may have the effect of deterring, delaying or impeding actions that could be beneficial to you, including actions that may be supported by our board of directors, and deprive our shareholders of an opportunity to receive a premium for their common stock as part of sale of our company and might ultimately affect the market price of our common stock.

If the Long Term Investor Right is triggered we will become obligated to deliver additional shares to holders of common stock who (i) purchased shares in the IPO and (ii) subsequently perfected their rights to LTIR interests according to a formula limited to no more than one share for each share acquired in the IPO.

If the Long Term Investor Right is triggered our other stockholders will incur dilution and may experience a decline in the value of their shares.

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We do not intend to pay dividends for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to our equity incentive plans, would result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities; our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction or if our employees and consultants exercise their options to purchase shares of our Common Stock, investors may be diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

The public market for our common stock has been volatile since completion of our initial public offering in November 2014. This volatility may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

We completed our initial public offering in November 2014. Since that time, our shares have traded from $8.05 per share to $24.02 per share and day-to-day trading often has been volatile. This volatility may continue or increase in the future. The market price for the shares may be significantly affected by factors such as progress in the development of our technology, progress in our pre-clinical and clinical trials, agreements with research facilities or co-development partners, commercialization of our technology, coverage by third party payers, variations in quarterly and yearly operating results, general trends in the medical device industry, and changes in FDA and foreign regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Those broad market fluctuations may materially and adversely affect the market price of our common stock.

Substantial future sales of shares of common stock in the public market could cause our stock price to fall.

If our common stockholders (including those persons who may become common stockholders upon exercise of our options or warrants) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of our company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

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USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders to others. All sales proceeds will be received by the Selling Stockholders.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the Selling Stockholders.

SELLING STOCKHOLDERS

The common stock being registered by this prospectus consists of (i) 5,412,027 shares that will be or are held by persons who acquired or will acquire those shares upon exercise of options granted under the 2011 Plan or, (ii) the 125,000 shares issuable under the January 2014 Plan, or (iii) 250,000 shares from and pursuant to the terms of the ESPP. This prospectus also covers possible resales by certain Company officers, employees and non-employees.

We are registering these shares to permit the selling stockholders to resell their shares when they deem appropriate.  The selling stockholders may resell all, a portion, or none of their shares, at any time and from time to time.  The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.  We do not know when or in what amounts the selling stockholders may offer their common stock for sale under this prospectus. We will provide the names of any selling stockholders and the number of shares of common stock sold by such selling stockholders by means of a prospectus supplement.

The table below sets forth with respect to the Selling Stockholders, based upon information available to the Company as of May 13, 2015, the number of shares of Company’s common stock owned (including, where applicable, the Common Stock covered by this reoffer prospectus, the common stock not covered by this reoffer prospectus and options to purchase the Common Stock), the number of shares of common stock registered by this reoffer prospectus and the number and percent of outstanding shares of Company’s common stock that will be owned after the sale of the registered common stock assuming the sale of all of the registered common stock.

Selling Stockholder	Number of Shares of Company Common Stock Owned Before Sale	Number of Shares of Company Stock Registered by this Reoffer Prospectus	Number of Shares of Company Stock Owned After Sale	Percentage of Shares of Company Stock Owned After Sale

Mark Humayun, M.D., Ph.D.	179,040	50,866	128,174	*
Eugene De Juan, M.D.	27,792	25,000	2,792	*
Neil Talbot, Ph.D. (1)	58,405	9,017	49,388	*
David Zhou, Ph.D. (2)	54,136	14,725	39,411	*
Rongqing Dai (3)	36,259	5,000	31,259	*
Victoria Wilinski (4)	24,213	2,000	22,213	*
Jordan Neysmith (5)	13,388	5,000	8,388	*
Karl-Heinz Ihrig (6)	4,905	3,000	1,905	*
Amy Hines	3,000	3,000	-	*
Donald Webber (7)	2,155	750	1,405	*
Tomasita Rodriguez	1,249	1,249	-	*
Charles Byers (8)	1,203	1,081	122	*
Inna Bergal (9)	600	400	200	*

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*	Represents beneficial ownership of less than one percent.
1.	Includes 10,017 shares of common stock held by Neil Talbot and currently exercisable options to purchase 48,388 shares of common stock.
2.	Includes 14,725 shares of common stock held by David Zhou and currently exercisable options to purchase 39,411 shares of common stock.
3.	Includes 5,000 shares of common stock held by Rongqing Dai and currently exercisable options to purchase 31,259 shares of common stock.
4.	Includes 2,000 shares of common stock held by Victoria Wilinski and currently exercisable options to purchase 22,213 shares of common stock.
5.	Includes 5,000 shares of common stock held by Jordan Neysmith and currently exercisable options to purchase 8,388 shares of common stock.
6.	Includes 3,000 shares of common stock held by Karl-Heinz Ihrig and currently exercisable options to purchase 1,905 shares of common stock.
7.	Includes 750 shares of common stock held by Don Weber and currently exercisable options to purchase 1,405 shares of common stock.
8.	Includes 1,081 shares of common stock held by Charles Byers and currently exercisable options to purchase 122 shares of common stock.
9.	Includes 400 shares of common stock held by Inna Bergal and currently exercisable options to purchase 200 shares of common stock.

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Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution.

In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the Selling Stockholders.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, assignees, transferees, may sell any or all of the shares of Common Stock from time to time under this reoffer prospectus in one or more transactions on the Nasdaq Capital Market or any stock exchange, market or trading facility on which the Common Stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	underwritten offerings;
•	short sales;
•	agreements by the broker-dealer and the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(a)(1) of the Securities Act or directly to the Company in certain circumstances rather than under this reoffer prospectus.

Unless otherwise prohibited, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the Selling Stockholders. The Selling Stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the Selling Stockholders sell shares short, they may redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the Selling Stockholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The Selling Stockholders may also pledge their shares to brokers or financial institutions and under margin loans the broker or financial institution may, from time to time, offer and sell the pledged shares. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

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The Selling Stockholders and any broker-dealers that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

There is no assurance that the Selling Stockholders will sell all or any portion of the shares of Common Stock offered.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

EXPERTS

Our financial statements for the years ended December 31, 2014 and 2013 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Gumbiner Savett Inc., an independent registered public accounting firm as set forth in their report. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by the Law Offices of Aaron A. Grunfeld, 11111 Santa Monica Boulevard, Suite 1840, Los Angeles, California 90025. As of the date of this registration statement, Law Offices of Aaron A. Grunfeld collectively own 38,400 shares of the Company’s common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any document the Company files at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Additional information about the Company may also be obtained at the Investor Relations section of our web site at http://investors.secondsight.com/.

The Company has filed with the SEC a registration statement on Form S-8 (the "Registration Statement") under the Securities Act with respect to the Common Stock. This reoffer prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the common stock, you should consult the Registration Statement and its exhibits. Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement are available for inspection and copying through the entities listed above.

INCORPORATED DOCUMENTS BY REFERENCE

The SEC allows the Company to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information.

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The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

(1) The Company's prospectus filed with the Commission on November 20, 2014 pursuant to Rule 424(b) under the 1933 Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-198073);

(2) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 17, 2015, and the exhibits therein;

(3) The description of the shares of common stock, no par value per share, contained in the Company's registration statement on Form 8-A filed with the Commission on November 14, 2014 as amended (File Number 333-198073) pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of common stock, no par value , contained in the registration statement on Form S-1 (File Number 333-198073) initially filed by the Company on August 12, 2014 and declared effective by the Commission on November 18, 2014, and any amendment or report filed with the Commission for purposes of updating such description;

(4) The Company's Quarterly Report on Form 10Q for the quarter ended March 31, 2015, filed with the Commission on May 15, 2015, and the exhibits therein; and

(5) The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2015.

All documents that we have filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be part of this reoffer prospectus from the date of filing of these documents.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing or telephoning Thomas B. Miller, our Chief Financial Officer, Second Sight Medical Products, Inc., 12744 San Fernando Road, Building 3, Sylmar, California 91342; telephone number (818) 833-5000.

INDEMNIFICATION

Our Restated Articles of Incorporation provides for us to indemnify our directors and officers to the fullest extent authorized by California law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our Restated Articles of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Company with the Commission, are incorporated in the Registration Statement by reference:

(1) The prospectus filed by the Registrant with the Commission on November 20, 2014 which contains audited financial statements for the year ended December 31, 2013;

(2) The description of the shares of common stock, no par value, contained in the Company's registration statement on Form 8-A filed with the Commission on November 14, 2014, as amended;

(3) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 17, 2015, and the exhibits therein;

(4) The Company’s Current Reports on Form 8-K as filed with the Commission on January 13, 2015, February 6, 2015, March 12, 2015, May 6, 2015, May 13, 2015 and May 14, 2015;

(5) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 15, 2015 and the exhibits therein; and

(6) The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2015.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those filed subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Law Offices of Aaron A. Grunfeld have rendered an opinion relating to the issuance of the common stock being registered Law Offices of Aaron A. Grunfeld have accepted shares of the Company’s common stock in exchange for services rendered to the Company in the past. As of the date of this registration statement, Law Offices of Aaron A. Grunfeld collectively own 38,400 shares of the Company’s common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

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Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits with respect to actions for breach of duty to the Company and its shareholders.

The Company’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Company’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Company, (b) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. The Company’s Amended and Restated Bylaws also contain provisions expressing the intent that these bylaws provide indemnity in excess of that expressly permitted by Section 317 of the California Code to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Company’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Company, (b) is or was serving at the Company’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The Company’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Company’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Company but not involving a breach of duty to the Company and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

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In addition, the Company has entered into indemnification agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The shares of Company’s Common Stock to be offered and sold under the reoffer prospectus were initially issued by the Company in transactions deemed exempt from registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act contained in Section 4(a)(2) thereof covering transactions by an issuer not involving any public offering.

ITEM 8. EXHIBITS.

Exhibit No.	Exhibit Description
3.1	Restated Articles of Incorporation of the Registrant(1)
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect.(1)
5.	Opinion of Aaron A. Grunfeld*
10.2	2003 Equity Incentive Plan.(1)+
10.3	2003 Form of Employee Option Agreement.(1)+
10.4	2011 Equity Incentive Plan.(1)+
10.5	2011 Form of Employee Option Agreement.(1)+
10.6	2014 Option Issued to Robert Greenberg – Terms and Conditions.(1)+
10.7	2014 Executive Officer Option Agreement.(1)+
10.17	2015 Employee Stock Purchase Plan. (2)+
23.1*	Consent of Gumbiner Savett Inc, Independent Registered Public Accounting Firm.
23.2*	Consent of Aaron A. Grunfeld (included in Exhibit 5).

*	Included herein.
+	Indicates management contract or compensatory plan

(1) Incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended.

(2) Incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2015.

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ITEM 9. UNDERTAKINGS.

The undersigned Company hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on May 18, 2015.

Second Sight Medical Products, INC.
(Company)

By:	/s/ Robert Greenberg

Robert J. Greenberg
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby, severally and individually constitutes and appoints each of Robert J. Greenberg and Thomas B. Miller and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed effective as of May 15, 2008 by the following persons in the respective capacities indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert j. Greenberg	Chief Executive Officer and Director	May 18, 2015

Robert J. Greenberg	(Principal Executive Officer)

/s/ Thomas B. Miller	Chief Financial Officer	May 18, 2015

Thomas B. Miller	(Principal Financial and Accounting Officer)

/s/ Alfred E. mann	Chairman of the Board	May 18, 2015

Alfred E. Mann

/s/ William J. Link	Director	May 18, 2015

William J. Link

/s/ Aaron Mendelsohn	Director	May 18, 2015

Aaron Mendelsohn

/s/ Gregg Williams	Director	May 18, 2015

Gregg Williams

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Restated Articles of Incorporation of the Registrant(1)

3.2	Amended and Restated Bylaws of the Registrant, as currently in effect.(1)

5.	Opinion of Aaron A. Grunfeld*

10.2	2003 Equity Incentive Plan.(1)+

10.3	2003 Form of Employee Option Agreement.(1)+

10.4	2011 Equity Incentive Plan.(1)+

10.5	2011 Form of Employee Option Agreement.(1)+

10.6	2014 Option Issued to Robert Greenberg – Terms and Conditions.(1)+

10.7	2014 Executive Officer Option Agreement.(1)+

10.17	2015 Employee Stock Purchase Plan. (2)+

23.1*	Consent of Gumbiner Savett Inc, Independent Registered Public Accounting Firm.

23.2*	Consent of Aaron A. Grunfeld (included in Exhibit 5).

24.1*	Power of Attorney (included on signature page)

*	Included herein.
+	Indicates management contract or compensatory plan

(1) Incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended.

(2) Incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2015.

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